UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934

                    Alaska Communications Systems Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   01167P 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                November 17, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

 [_]  Rule 13d-1(b)

 [_]  Rule 13d-1(c)

 [x]  Rule 13d-1(d)


                               Page 1 of 20 pages

-----------------------------

    CUSIP No. 01167P 10 1             13G
------------------------------

--------------------------------------------------------------------------------
1.   Name of Reporting Person
     I.R.S. Identification No. of Above Person (Entities Only)

          Fox Paine & Company, LLC

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [x]

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

          Delaware

--------------------------------------------------------------------------------
  Number of   5.   Sole Voting Power
  Shares           0
  Beneficially
  Owned by    -----------------------------------------------------------------
  Each        6.   Shared Voting Power
  Reporting        16,492,802 (See Item 4(a))
  Person With:
               -----------------------------------------------------------------
              7.   Sole Dispositive Power
                   0

               -----------------------------------------------------------------
              8.   Shared Dispositive Power
                   16,492,802 (See Item 4(a))

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          16,492,802  (See Item 4(A))

--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                                                          [_]

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

          50.5% (See Item 4(a))

--------------------------------------------------------------------------------
12.  Type of Person Reporting (See Instructions)

          OO

--------------------------------------------------------------------------------

                               Page 2 of 20 pages

-----------------------------

    CUSIP No. 01167P 10 1             13G
------------------------------

--------------------------------------------------------------------------------
1.   Name of Reporting Person
     I.R.S. Identification No. of Above Person (Entities Only)

          Fox Paine Capital Fund, L.P.

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [x]

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

          Delaware

--------------------------------------------------------------------------------
  Number of   5.   Sole Voting Power
  Shares           0
  Beneficially
  Owned by    -----------------------------------------------------------------
  Each        6.   Shared Voting Power
  Reporting        16,251,658 (See Item 4(a))
  Person With:
               -----------------------------------------------------------------
              7.   Sole Dispositive Power
                   0

               -----------------------------------------------------------------
              8.   Shared Dispositive Power
                   16,251,658 (See Item 4(a))

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          16,251,658  (See Item 4(a))

--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                                                          [_]

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

          49.8% (See Item 4(a))

--------------------------------------------------------------------------------
12.  Type of Person Reporting (See Instructions)

          PN

--------------------------------------------------------------------------------


                               Page 3 of 20 pages

-----------------------------

    CUSIP No. 01167P 10 1             13G
------------------------------

--------------------------------------------------------------------------------
1.   Name of Reporting Person
     I.R.S. Identification No. of Above Person (Entities Only)

          Fox Paine Capital, LLC

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [x]

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

          Delaware

--------------------------------------------------------------------------------
  Number of   5.   Sole Voting Power
  Shares           0
  Beneficially
  Owned by    -----------------------------------------------------------------
  Each        6.   Shared Voting Power
  Reporting        19,555,751 (See Item 4(a))
  Person With:
               -----------------------------------------------------------------
              7.   Sole Dispositive Power
                   0

               -----------------------------------------------------------------
              8.   Shared Dispositive Power
                   19,555,751 (See Item 4(a))

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          19,555,751  (See Item 4(a))

--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                                                          [_]

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

          59.9% (See Item 4(a))

--------------------------------------------------------------------------------
12.  Type of Person Reporting (See Instructions)

          OO

--------------------------------------------------------------------------------

                               Page 4 of 20 pages

-----------------------------

    CUSIP No. 01167P 10 1             13G
------------------------------

--------------------------------------------------------------------------------
1.   Name of Reporting Person
     I.R.S. Identification No. of Above Person (Entities Only)

          FPC Investors, L.P.

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [x]

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

          Delaware

--------------------------------------------------------------------------------
  Number of   5.   Sole Voting Power
  Shares           0
  Beneficially
  Owned by    -----------------------------------------------------------------
  Each        6.   Shared Voting Power
  Reporting        241,144 (See Item 4(a))
  Person With:
               -----------------------------------------------------------------
              7.   Sole Dispositive Power
                   0

               -----------------------------------------------------------------
              8.   Shared Dispositive Power
                   241,144 (See Item 4(a))

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          241,144  (See Item 4(a))

--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                                                          [_]

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

          0.7% (See Item 4(a))

--------------------------------------------------------------------------------
12.  Type of Person Reporting (See Instructions)

          PN

--------------------------------------------------------------------------------


                               Page 5 of 20 pages

-----------------------------

    CUSIP No. 01167P 10 1             13G
------------------------------

--------------------------------------------------------------------------------
1.   Name of Reporting Person
     I.R.S. Identification No. of Above Person (Entities Only)

          ALEC Coinvestment Fund I, LLC

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [x]

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

          Delaware

--------------------------------------------------------------------------------
  Number of   5.   Sole Voting Power
  Shares           0
  Beneficially
  Owned by    -----------------------------------------------------------------
  Each        6.   Shared Voting Power
  Reporting        812,453 (See Item 4(a))
  Person With:
               -----------------------------------------------------------------
              7.   Sole Dispositive Power
                   0

               -----------------------------------------------------------------
              8.   Shared Dispositive Power
                   812,453 (See Item 4(a))

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          812,453  (See Item 4(a))

--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                                                          [_]

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

          2.5% (See Item 4(a))

--------------------------------------------------------------------------------
12.  Type of Person Reporting (See Instructions)

          OO

--------------------------------------------------------------------------------


                               Page 6 of 20 pages

-----------------------------

    CUSIP No. 01167P 10 1             13G
------------------------------

--------------------------------------------------------------------------------
1.   Name of Reporting Person
     I.R.S. Identification No. of Above Person (Entities Only)

          ALEC Coinvestment Fund II, LLC

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [x]

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

          Delaware

--------------------------------------------------------------------------------
  Number of   5.   Sole Voting Power
  Shares           0
  Beneficially
  Owned by    -----------------------------------------------------------------
  Each        6.   Shared Voting Power
  Reporting        406,227 (See Item 4(a))
  Person With:
               -----------------------------------------------------------------
              7.   Sole Dispositive Power
                   0

               -----------------------------------------------------------------
              8.   Shared Dispositive Power
                   406,227 (See Item 4(a))

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          406,227  (See Item 4(a))

--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                                                          [_]

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

          1.2% (See Item 4(a))

--------------------------------------------------------------------------------
12.  Type of Person Reporting (See Instructions)

          OO

--------------------------------------------------------------------------------


                               Page 7 of 20 pages

-----------------------------

    CUSIP No. 01167P 10 1             13G
------------------------------

--------------------------------------------------------------------------------
1.   Name of Reporting Person
     I.R.S. Identification No. of Above Person (Entities Only)

          ALEC Coinvestment Fund III, LLC

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [x]

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

          Delaware

--------------------------------------------------------------------------------
  Number of   5.   Sole Voting Power
  Shares           0
  Beneficially
  Owned by    -----------------------------------------------------------------
  Each        6.   Shared Voting Power
  Reporting        487,472 (See Item 4(a))
  Person With:
               -----------------------------------------------------------------
              7.   Sole Dispositive Power
                   0

               -----------------------------------------------------------------
              8.   Shared Dispositive Power
                   487,472 (See Item 4(a))

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          487,472  (See Item 4(a))

--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                                                          [_]

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

          1.5% (See Item 4(a))

--------------------------------------------------------------------------------
12.  Type of Person Reporting (See Instructions)

          OO

--------------------------------------------------------------------------------

                               Page 8 of 20 pages

-----------------------------

    CUSIP No. 01167P 10 1             13G
------------------------------

--------------------------------------------------------------------------------
1.   Name of Reporting Person
     I.R.S. Identification No. of Above Person (Entities Only)

          ALEC Coinvestment Fund IV, LLC

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [x]

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

          Delaware

--------------------------------------------------------------------------------
  Number of   5.   Sole Voting Power
  Shares           0
  Beneficially
  Owned by    -----------------------------------------------------------------
  Each        6.   Shared Voting Power
  Reporting        487,472 (See Item 4(a))
  Person With:
               -----------------------------------------------------------------
              7.   Sole Dispositive Power
                   0

               -----------------------------------------------------------------
              8.   Shared Dispositive Power
                   487,472 (See Item 4(a))

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          487,472 (See Item 4(a))

--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                                                          [_]

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

          1.5% (See Item 4(a))

--------------------------------------------------------------------------------
12.  Type of Person Reporting (See Instructions)

          OO

--------------------------------------------------------------------------------

                               Page 9 of 20 pages

-----------------------------

    CUSIP No. 01167P 10 1             13G
------------------------------

--------------------------------------------------------------------------------
1.   Name of Reporting Person
     I.R.S. Identification No. of Above Person (Entities Only)

          ALEC Coinvestment Fund V, LC

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [x]

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

          Delaware

--------------------------------------------------------------------------------
  Number of   5.   Sole Voting Power
  Shares           0
  Beneficially
  Owned by    -----------------------------------------------------------------
  Each        6.   Shared Voting Power
  Reporting        812,453 (See Item 4(a))
  Person With:
               -----------------------------------------------------------------
              7.   Sole Dispositive Power
                   0

               -----------------------------------------------------------------
              8.   Shared Dispositive Power
                   812,453 (See Item 4(a))

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          812,453 (See Item 4(a))

--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                                                          [_]

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

          2.5% (See Item 4(a))

--------------------------------------------------------------------------------
12.  Type of Person Reporting (See Instructions)

          OO

--------------------------------------------------------------------------------


                               Page 10 of 20 pages

-----------------------------

    CUSIP No. 01167P 10 1             13G
------------------------------

--------------------------------------------------------------------------------
1.   Name of Reporting Person
     I.R.S. Identification No. of Above Person (Entities Only)

          ALEC Coinvestment Fund VI, LLC

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [x]

--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

          Delaware

--------------------------------------------------------------------------------
  Number of   5.   Sole Voting Power
  Shares           0
  Beneficially
  Owned by    -----------------------------------------------------------------
  Each        6.   Shared Voting Power
  Reporting        56,872 (See Item 4(a))
  Person With:
               -----------------------------------------------------------------
              7.   Sole Dispositive Power
                   0

               -----------------------------------------------------------------
              8.   Shared Dispositive Power
                   56,872 (See Item 4(a))

--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          56,872  (See Item 4(a))

--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                                                                          [_]

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

          0.2% (See Item 4(a))

--------------------------------------------------------------------------------
12.  Type of Person Reporting (See Instructions)

          OO

--------------------------------------------------------------------------------


                               Page 11 of 20 pages

--------------------------------------------------------------------------------
Item 1(a).  Name of Issuer:
                         Alaska Communications Systems Group, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:
                         510 L. Street
                         Anchorage, Alaska 99501

Item 2(a).  Name of Person Filing:*
                    Fox Paine & Company, LLC
                    Fox Paine Capital Fund, L.P.
                    Fox Paine Capital, LLC
                    FPC Investors, L.P.
                    ALEC Coinvestment Fund I, LLC
                    ALEC Coinvestment Fund II, LLC
                    ALEC Coinvestment Fund III, LLC
                    ALEC Coinvestment Fund IV, LLC
                    ALEC Coinvestment Fund V, LLC
                    ALEC Coinvestment Fund VI, LLC

                (*) A joint filing agreement is attached hereto as Exhibit 1.

Item 2(b).  Address of Principal Business Office or, if none, Residence:
                    c/o Fox Paine & Company, LLC
                    950 Tower Lane
                    Suite 1150
                    Foster City, CA 94404-2131

Item 2(c).  Citizenship:
                    Delaware

Item 2(d).  Title of Class of Securities:
                    Common Stock, $0.01 par value per share

Item 2(e).  CUSIP Number:
                    01167P 10 1

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

     (a). [_] Broker or dealer registered under Section 15 of the Act (15 U.S.C.
              78o).

     (b). [_] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c). [_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).
     (d). [_] Investment company registered under Section 8 of the Investment


                               Page 12 of 20 pages

               Company Act of 1940 (15 U.S.C. 80a-8).

     (e). [_]  An investment adviser in accordance with Section 240.13d-1(b)(1)
               (ii)(E);

     (f). [_]  An employee benefit plan or endowment fund in accordance with
               Section 240.13d-1(b)(1)(ii)(F);

     (g). [_]  A parent holding company or control person in accordance with
               Section 240.13d-1(b)(1)(ii)(G);

     (h). [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i). [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j). [_]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

                         Not Applicable

Item 4.        Ownership.

     (a).      Amount beneficially owned:

                    Fox Paine & Company, LLC ("Company LLC") is the manager of
               (i) Fox Paine Capital Fund, L.P. ("LP1"), which may be deemed to own beneficially and directly 16,251,658 shares, or approximately 49.8%, of Common Stock of Alaska Communications Systems Group, Inc. (the "Issuer") and (ii) FPC Investors, L.P. ("LP2" and, together with LP1, the "LPs"), which may be deemed to own beneficially and directly 241,144 shares, or approximately 0.7%, of Common Stock of the Issuer. Fox Paine Capital, LLC ("Capital LLC") is the General Partner of each of the LPs and the Managing Member of each of ALEC Coinvestment Fund I, LLC, ALEC Coinvestment Fund II, LLC, ALEC Coinvestment Fund III, LLC, ALEC Coinvestment Fund IV, LLC, ALEC Coinvestment Fund V, LLC and ALEC Coinvestment Fund VI, LLC (collectively, the "Funds"), which Funds in the aggregate may be deemed to own beneficially and directly 3,062,949 shares, or approximately 9.4%, of Common Stock of the Issuer (812,453 shares, or approximately 2.5%, owned by ALEC Coinvestment Fund I, LLC, 406,227 shares, or approximately 1.2%, owned by ALEC Coinvestment Fund II, LLC, 487,472 shares, or approximately 1.5%, owned by ALEC Coinvestment Fund III, LLC, 487,472 shares, or approximately 1.5%, owned by ALEC Coinvestment Fund IV, LLC, 812,453 shares, or approximately 2.5%, owned by ALEC Coinvestment Fund V, LLC, and 56,872, or approximately 0.2%, owned by ALEC

                               Page 13 of 20 pages

               Coinvestment Fund VI, LLC).

                    Company LLC, as the manager of the LPs, may be deemed to be the indirect beneficial owner in the aggregate of 16,492,802 shares, or approximately 50.5%, of the Common Stock of the Issuer owned by the LPs, and Capital LLC, as the General Partner of the LPs and Managing Member of the Funds, may be deemed to be the indirect beneficial owner in the aggregate of 19,555,751 shares, or approximately 59.9%, of the Common Stock of the Issuer owned by the LPs and the Funds. Each of Company LLC and Capital LLC disclaims ownership of the shares of Common Stock beneficially owned by the LPs and the Funds to the extent of the partnership or limited liability company interests in the LPs and the Funds held by persons other than Company LLC and Capital LLC, respectively.

                    Saul A. Fox and W. Dexter Paine, III are the sole members of
               Company LLC and members of Capital LLC. In such capacities, Mr. Fox and Mr. Paine may be deemed to share beneficial ownership of the Common Stock beneficially owned by Company LLC and Capital LLC, but they disclaim any such beneficial ownership.

     (b).      Percent of Class:
                     See the response(s) to Item 11 on the attached cover page(s). See Item 4(a).


     (c).      Number of shares as to which such person has:

                        (i) Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                        (ii) Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                        (iii) Sole power to dispose or to direct the
                              disposition of: See the response(s) to Item 7 on the attached cover page(s).

                        (iv) Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 5.        Ownership of Five Percent or Less of a Class.

                         Not appicable

Item 6.        Ownership of More Than Five Percent on Behalf of Another Person.


                               Page 14 of 20 pages

                                   Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                                   Not Applicable

Item 8.        Identification and Classification of Members of the Group.

                                   See Item 4.

Item 9.        Notice of Dissolution of Group.

                                   Not Applicable
Item 10.       Certifications.

                                   Not Appicable


                               Page 15 of 20 pages

                                    SIGNATURE

     After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

                                    FOX PAINE & COMPANY, LLC,

                                    By:  /s/ W. Dexter Paine, III
                                       --------------------------------------
                                        Name: W. Dexter Paine, III
                                        Title: Member

                                    FOX PAINE CAPITAL FUND, L.P.,

                                    By: Fox Paine Capital, LLC, its
                                        General Partner


                                    By:  /s/ W. Dexter Paine, III
                                       --------------------------------------
                                        Name: W. Dexter Paine, III
                                        Title: Member

                                    FOX PAINE CAPITAL, LLC

                                    By:  /s/ W. Dexter Paine, III
                                       --------------------------------------
                                        Name: W. Dexter Paine, III
                                        Title: Member

                                    FPC INVESTORS, L.P.,

                                    By: Fox Paine Capital, LLC, its
                                        General Partner


                                    By:  /s/ W. Dexter Paine, III
                                       --------------------------------------
                                        Name: W. Dexter Paine, III
                                        Title: Member

                                    ALEC COINVESTMENT FUND I, LLC,

                                    By: Fox Paine Capital, LLC, its Manager


                                    By:  /s/ W. Dexter Paine, III
                                        --------------------------------------
                                        Name: W. Dexter Paine, III
                                        Title: Member


                               Page 16 of 20 pages

                                    ALEC COINVESTMENT FUND II, LLC,

                                    By: Fox Paine Capital, LLC, its Manager


                                    By:  /s/ W. Dexter Paine, III
                                       --------------------------------------
                                       Name: W. Dexter Paine, III
                                       Title: Member

                                    ALEC COINVESTMENT FUND III, LLC,

                                    By: Fox Paine Capital, LLC, its Manager


                                    By:  /s/ W. Dexter Paine, III
                                        --------------------------------------
                                        Name: W. Dexter Paine, III
                                        Title: Member

                                    ALEC COINVESTMENT FUND IV, LLC,

                                    By: Fox Paine Capital, LLC, its Manager

                                    By:  /s/ W. Dexter Paine, III
                                        --------------------------------------
                                        Name: W. Dexter Paine, III
                                        Title: Member

                                    ALEC COINVESTMENT FUND V, LLC,

                                    By: Fox Paine Capital, LLC, its Manager

                                    By:  /s/ W. Dexter Paine, III
                                        --------------------------------------
                                        Name: W. Dexter Paine, III
                                        Title: Member

                                    ALEC COINVESTMENT FUND VI, LLC,

                                    By: Fox Paine Capital, LLC, its Manager

                                    By:  /s/ W. Dexter Paine, III
                                        --------------------------------------
                                        Name: W. Dexter Paine, III
                                        Title: Member

Dated:  February 7, 2000


                               Page 17 of 20 pages

                                                                     EXHIBIT 1

JOINT FILING AGREEMENT

      In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) (the "Statement") with respect to the shares of Alaska Communications Systems Group, Inc. and further agree to the filing of this agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to the Statement.

Dated: February 7, 2000.

                                   FOX PAINE & COMPANY, LLC,


                                   By:  /s/ W. Dexter Paine, III
                                       -------------------------------------
                                       Name: W. Dexter Paine, III
                                       Title: Member


                                   FOX PAINE CAPITAL FUND, L.P.,

                                   By: Fox Paine Capital, LLC,
                                       its General Partner


                                   By:  /s/ W. Dexter Paine, III
                                       -------------------------------------
                                       Name: W. Dexter Paine, III
                                       Title: Member


                                   FOX PAINE CAPITAL, LLC


                                   By:  /s/ W. Dexter Paine, III
                                       -------------------------------------
                                       Name: W. Dexter Paine, III
                                       Title: Member


                                   FPC INVESTORS, L.P.,

                                   By: Fox Paine Capital, LLC,
                                       its General Partner


                                   By:  /s/ W. Dexter Paine, III
                                       -------------------------------------
                                       Name: W. Dexter Paine, III
                                       Title: Member

                               Page 18 of 20 pages

                                   ALEC COINVESTMENT FUND I, LLC,

                                   By: Fox Paine Capital, LLC, its Manager


                                   By:  /s/ W. Dexter Paine, III
                                       -------------------------------------
                                       Name: W. Dexter Paine, III
                                       Title: Member


                                    ALEC COINVESTMENT FUND II, LLC,

                                    By: Fox Paine Capital, LLC, its Manager

                                    By:  /s/ W. Dexter Paine, III
                                        -------------------------------------
                                        Name: W. Dexter Paine, III
                                        Title: Member


                                    ALEC COINVESTMENT FUND III, LLC,

                                    By: Fox Paine Capital, LLC, its Manager

                                    By:  /s/ W. Dexter Paine, III
                                        -------------------------------------
                                        Name: W. Dexter Paine, III
                                        Title: Member


                                    ALEC COINVESTMENT FUND IV, LLC,

                                    By: Fox Paine Capital, LLC, its Manager


                                    By:  /s/ W. Dexter Paine, III
                                        -------------------------------------
                                        Name: W. Dexter Paine, III
                                        Title: Member


                                    ALEC COINVESTMENT FUND V, LLC,

                                    By: Fox Paine Capital, LLC, its Manager

                                    By:  /s/ W. Dexter Paine, III
                                        -------------------------------------
                                        Name: W. Dexter Paine, III
                                        Title: Member


                               Page 19 of 20 pages

                                    ALEC COINVESTMENT FUND VI, LLC,

                                    By: Fox Paine Capital, LLC, its Manager

                                    By:  /s/ W. Dexter Paine, III
                                        -------------------------------------
                                        Name: W. Dexter Paine, III
                                        Title: Member

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